July 2, 2013

Investors May Contact:
Jonathan G. Blum, Bank of America, 1.212.449.3112

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Announces Redemption of All Outstanding
Depositary Shares Representing Interests in Its 7.25% Non-Cumulative Preferred Stock, Series J, and All Outstanding Trust Preferred Securities of
BAC LB Capital Funding Trust I and BAC LB Capital Funding Trust II

CHARLOTTE - Bank of America Corporation announced today that it has submitted redemption notices for its 7.25% Non-Cumulative Preferred Stock, Series J (the Series J Preferred Stock), and the corresponding depositary shares representing fractional interests in the Series J Preferred Stock (the Series J Depositary Shares).

As previously announced on May 21, 2013, the company intends to use the net proceeds of its offering of Non-Cumulative Perpetual Preferred Stock, Series U, to fund this redemption.

The Series J Depositary Shares (NYSE: BAC.PrJ) (CUSIP No. 060505724), each representing a 1/1000th interest in one share of the Series J Preferred Stock (CUSIP No. 060505716), will be redeemed at a redemption price of $25 per depositary share. All 38,052,466 Series J Depositary Shares currently outstanding will be redeemed on August 1, 2013 for an aggregate redemption price of $951,311,650.

Since the redemption date for the Series J Depositary Shares is also a dividend payment date, the redemption price of $25 per depositary share does not include any declared and unpaid dividends. Declared dividends of $0.453125 per depositary share for the full current quarterly dividend period from and including May 1, 2013 to but excluding August 1, 2013 will be paid separately in the customary manner on August 1, 2013 to holders of record on July 15, 2013.

The depositary shares are held through the Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series J Depositary Shares will be made by Computershare Inc. and Computershare Trust Company, N.A., collectively as redemption agent, in accordance with the Deposit Agreement governing the Series J Depositary Shares and the Redemption and Paying Agent Agreement. The address for the redemption agent is as follows:

Computershare Trust Company, N.A.
Attn: Corporate Actions
250 Royall St.
Canton, MA 02021

In addition, Bank of America announced that redemption notices have been submitted that will result in the redemption of $35,720,000 aggregate liquidation preference amount outstanding of the Fixed/Floating Rate Noncumulative Trust Preferred Securities (CUSIP No.: 00371G105) of BAC LB Capital Funding Trust I and $27,450,000 aggregate liquidation preference amount outstanding of the Floating Rate Noncumulative Trust Preferred Securities (CUSIP No.: 00371T305) of BAC LB Capital Funding Trust II. The redemption date for these securities is August 1, 2013 and the cash redemption price to be paid on the redemption date will be 100% of the liquidation preference amount of the trust preferred securities, plus accrued and unpaid distributions to the redemption date. The Paying Agent for these trust preferred securities is The Bank of New York Mellon, 101 Barclay Street, 8 West, New York, New York 10286.

Bank of America has received all necessary approvals for these redemptions.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 52 million consumer and small business relationships with approximately 5,400 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users and more than 13 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-looking statements
Certain statements in this news release represent the current expectations, plans or forecasts of Bank of America based on available information and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed under Item

1A. “Risk Factors” of Bank of America's Annual Report on Form 10-K for the year ended December 31, 2012 and in any of Bank of America's other subsequent Securities and Exchange Commission filings.

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